Exhibit 99.1

News Release

For Immediate Release

Nathan’s Announces Pricing of $150.0 million

Senior Secured Notes

JERICHO, N.Y. – October 18, 2017 –Nathan’s Famous, Inc. (NASDAQ: NATH) (“Nathan’s”) announced today that it has priced an offering of $150.0 million aggregate principal amount of its 6.625% Senior Secured Notes due 2025 (the “Notes”). The Notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act.

Nathan’s expects the offering to close on November 1, 2017, subject to customary closing conditions.

Nathan’s intends to use the net proceeds of the Notes offering to satisfy and discharge the indenture relating to its 10.000% Senior Secured Notes due 2020 (the “2020 Notes”) and redeem such notes (the “Redemption”), to pay a portion of a $5.00 per share cash dividend to Nathan’s stockholders of record and to use any remaining net proceeds for general corporate purposes, including working capital. Nathan’s estimates that the redemption payment in connection with the Redemption will be approximately $144,037,500. Nathan’s will also fund the contemplated $5.00 per share cash dividend through its existing cash and cash equivalents. Prior to the closing of the Notes offering, Nathan’s intends to issue a notice of redemption with respect to the full aggregate principal amount of the 2020 Notes. The Redemption shall be conditioned upon, among other things, the closing of the Notes offering and shall occur on the redemption date set forth in the notice of redemption. If the Notes offering is consummated, the Nathan’s board of directors will set the record date and the payment date of the dividend following closing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. The Notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and applicable state securities laws.

About Nathan’s Famous, Inc.

Nathan’s is a Russell 2000 Company that currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Cayman Islands and thirteen foreign countries through its restaurant system, foodservice sales programs and product licensing activities. Last year, over 600 million Nathan’s Famous hot dogs were sold. Nathan’s was ranked #22 on the Forbes 2014 list of the Best Small Companies in America and was listed as the Best Small Company in New York State in October 2013.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed are forward-looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of Nathan’s management, as well as assumptions made by and information currently available to Nathan’s management. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, statements regarding Nathan’s ability to complete the offer of the Notes and other risks and factors identified from time to time in Nathan’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements contained in this press release. Nathan’s does not undertake any obligation to update such forward-looking statements.

Contact information:

Investors: Ronald DeVos, Chief Financial Officer, (516) 338-8500

#####